Exhibit 99.1

Contact:

Patricia Phillips
Viad Corp
602-207-1040
pphillip@viad.com

MoneyGram Acquires Travelex Group’s Interest in Joint Venture

     Lakewood, Colo.-— Jan. 17, 2003 -— MoneyGram Payment Systems, Inc., a subsidiary of Travelers Express Company, Inc., announced today that one of its subsidiaries has acquired the Travelex Group’s 49 percent interest in MoneyGram International Limited (MIL), a London-based joint venture owned by the two companies. The acquisition gives U.S.-based MoneyGram total ownership of MIL, which has operated as its international sales and marketing arm in Europe, Africa, Asia and Australia. All MIL functions will immediately be blended into MoneyGram’s Global Funds Transfer Group.

     “MIL has been an important part of building our international agent network,” said Philip W. Milne, president and chief executive officer of MoneyGram’s parent company, Travelers Express Company, Inc. “Recognizing the increasing importance of our international business segments, we believe that merging all MIL functions with our organization will bring greater sales and marketing coordination. It also will help us take a more strategic approach to international growth.”

     MIL was started in 1997 as a joint venture between Thomas Cook Group Ltd. (“TCGL”) and MoneyGram. In 1998 MoneyGram was acquired by Travelers Express, and in 2001 the Thomas Cook Financial Services Group, including TCGL, was purchased by the Travelex Group. Although Travelex will no longer have an ownership interest in MIL, it has agreed to continue to operate and expand the number of Travelex offices (including those branded Thomas Cook) where Travelex acts as an agent to provide MoneyGram’s money transfer service. Travelex also has signed an agreement to continue to provide customer service support for MoneyGram’s international customers through the Travelex call center in Peterborough, England, as well as continuing to provide various other services to the MIL group.

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     Travelex received approximately $95 million (92 million euros) upon completion of the sale plus a dividend payment of $7.7 million (7.5 million euros).

     MoneyGram, one of the world’s leading money transfer services, has more than 55,000 agents in more than 150 countries. It is a subsidiary of Travelers Express, which is a subsidiary of Phoenix-based Viad Corp (NYSE:VVI). For more information or to locate a MoneyGram agent, go to the company’s Web site at www.temgweb.com.

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